Exhibit 99.1

Contact:	Cathy Engel or Ted Caddell	FOR IMMEDIATE RELEASE
PECO
2301 Market Street, S14-1
Philadelphia, PA 19103
215-841-4492 or 215-841-5555

PECO Calls For Comprehensive Energy Legislation for Pennsylvania

Seeks PUC approval for initial programs

PHILADELPHIA (September 10, 2008) – PECO President and CEO Denis O’Brien today stressed the need for comprehensive energy legislation to be passed this fall. O’Brien also announced that PECO is filing a plan with the Pennsylvania Public Utility Commission (PUC) for competitive procurement of power, phase-in of market-based rates, and energy efficiency programs that complement the proposed energy legislation by minimizing price increases and helping customers manage their energy use.

“In anticipation of the transition to market-based rates in 2011, comprehensive energy legislation should be passed now to promote: energy efficiency, phasing in of market-based rates, consumer education, low-income assistance programs, and methods of buying electric power at the best price for customers,” O’Brien said. “Legislation would provide the framework upon which companies like PECO can build their programs.”

O’Brien said PECO will work closely with the Governor and the General Assembly to gain approval for comprehensive energy legislation and that the company will adjust its plan as needed to support energy legislation passed this fall.

Elements of PECO’s plan include:

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Market rate phase-in plans: To help ease the transition to market-based rates for customers, PECO’s plan would give customers the option to prepare for any increase by paying into a 6 percent interest-bearing savings plan. A customer’s savings plan payments, plus interest, would then be applied to the customer’s bills in 2011. The plan would alternatively allow customers to defer a portion of any initial rate increase by spreading out the amount of the first year’s increase during the following two or three years, providing additional time to manage new rates.

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Energy efficiency programs: More than $50 million for programs and products to help customers manage costs by using energy as efficiently as possible. These would include an enhanced compact-fluorescent light-bulb discount program at area retailers, robust Web-based energy audits, and voluntary programs to control air conditioner energy usage during periods of high demand and high cost. These programs are the first of many expected to be developed that are aimed at reducing energy consumption by one to two percent for PECO customers. A one to two percent reduction in customer energy consumption would place PECO among the leading utilities in customer energy reduction efforts.

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Enhanced low-income assistance: A discounted residential rate will be offered to qualifying low-income customers. The discounts vary depending upon the customers’ level of income. The discount percentages will be modified to assure that the rates are affordable.

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Competitive electricity purchases: PECO will buy the electricity it needs to supply customers through a series of competitive purchases at different times. This will prevent the purchase of all of the power at one time, when market prices could be high. PECO will provide this electricity to customers who do not choose to buy their power from an alternate retail electricity provider at no additional mark-up.

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Consumer Education: A multi-million dollar consumer education campaign will take place for the five-year period from 2008-2012. The campaign includes outreach programs designed to raise awareness and will provide steps customers can take to manage the transition to market-based electric rates.

As a result of Pennsylvania’s 1997 electric utility restructuring law, PECO no longer produces electricity. Electric power generation is sold in a separate, competitive wholesale market. As part of the restructuring, PECO’s customers have benefited from capped electric generation rates since 1996. Since then wholesale market power prices have risen, driven by increasing fuel costs and global competition. When the electric generation rate caps expire for PECO customers on January 1, 2011, the company will be required to buy power on the wholesale market at prices that are expected to be higher than today’s capped rates.

The plan filed today with the PUC is organized into three separate proposals to allow for separate review by the PUC. The PUC will begin a formal proceeding to give all interested parties the opportunity to examine aspects of the plan and make independent recommendations. The process is expected to take seven to nine months. Customers with questions about the filing can visit www.peco.com/know.

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Based in Philadelphia, PECO serves 1.6 million electric and 480,000 natural gas customers in southeastern Pennsylvania and employs about 2,500 people in the region. PECO delivered 78.5 billion cubic feet of natural gas and 39.9 billion kilowatt-hours-hours of electricity in 2007. Founded in 1881, PECO is one of the Greater Philadelphia Region’s most active corporate citizens, providing leadership, volunteer and financial support to numerous arts and culture, education, environmental, economic development and community programs and organizations.

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